Exhibit 10.3

LEASE AGREEMENT

between	BF Real I.S. / DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG Innere Wiener Straße 17

81667 Munich
represented by:
Real I.S. AG
Gesellschaft für Immobilien Assetmanagement
Innere Wiener Straße 17

81667 Munich

- Lessor

trivago GmbH
and	Bennigsen Platz 1
40474 Düsseldorf

represented by:	Mr Peter Vinnemeier

- Tenant

Tenant number: 1211-M200037

- Leased property	3
- Use of the Leased Property, Protection from Competition	4
- Hand-Over of the Leased Property/Condition of the Leased Property	4
- Leasing Period, Termination	5
- Rent, Ancillary Costs	5
- Graduated Rent Agreement	8
- Payment of the Rent	8
- Permitting Use by Third Parties	8
- Maintenance/Repair/Decorative Repairs/Liability	9
10 - Insurance	10
11 - Property Surveillance and Safety Facilities	11
12 - Leased Property Defects/Reduction/Offset/Right of Retention	11
13 - Changes to and in the Leased Property Made by the Tenant	12
14 - Accessing the Leased Property	12
15 - Closing Devices	12
16 - Provision of Security Deposit	13
17 - End of Tenancy	13
18 - Other Arrangements	13
19 - Written Form Restructuring Clause	14

- Leased property

The Lessor is the owner of the property Karl-Arnold-Platz 1a in 40474 Düsseldorf.

On this property there is an office and administrative building that is known to the Tenant.

The Lessor leases to the Tenant in said building the following spaces, namely spaces in the 3rd and 4th floors (in the north wing and south wing respectively) covering roughly 5,855.84 m2 of leased space, as shown in a coloured outline in annex III and as viewed by the Tenant (the leased space shown also includes a proportion of the communal spaces, such as the entrance area, corridors and stairwells, at a rate of roughly 5.74%)

and

underground parking spaces for 25 cars and outdoor parking spaces for 4 cars, as indicated in annex III a and III b. The Lessor reserves the right to allocate the Tenant other parking spaces at a later point in time and to document this in an addendum with the Tenant

and

roughly 60.37 m2 storage space in the 2nd underground floor, as shown in annex III c.

The leased spaces under the terms of this agreement with effect between the parties are determined on the basis of the gif (Society of Property Researchers, Germany) guidelines for calculating the leased space for commercial premises (status date 1 Nov. 2004). Protruding areas of non-load-bearing walls were ignored. The lease includes a proportional share of the communal areas in the building. Under the terms of this regulation, communal areas are the entrance areas, staircases, areas in front of lifts and the connection paths within the freely accessible areas of the leased property that are used by all tenants jointly.

1.4	The Lessor undertakes to inform the Tenant of the leasing of office spaces that become vacant or empty office spaces to third parties before such leasing begins and grants the Tenant the repeated right to rent these vacated or empty spaces at the conditions agreed upon between the parties in this lease agreement. The Lessor will notify the Tenant of the exercising of this right without delay following awareness of the impending leasing and allow the Tenant 10 working days to respond.

1.5	The outer facade and the roof of the property are not included in the lease. Displaying advertising material and/or information signs on the outer facade or in communal areas, and setting up vending machines, display cases, antennae or the like requires written permission from the Lessor. Costs relating to the fixing, operation, maintenance and repair of the advertising material/information signs and the like are borne by the Tenant.

1.6	The Tenant shall obtain all the regulatory permits and concessions relating to its business at its own expense, insofar as these costs relate to the person of the Tenant and this person’s company. All building and usage rights relating to the agreed use, in particular fire protection requirements for the leased property, must be provided and maintained by the Lessor.

Any facilities and safety precautions that are to be installed in the leased property as required by the authorities extending beyond the condition described in section 3.1. must be installed by the Tenant at the Tenant’s own expense. The building and usage rights conditions necessary for the operation of an office must be provided by the Lessor.

– Use of the Leased Property, Protection from Competition

The leased property is leased exclusively to be used as an office space by the Tenant. Any change to this purpose of use is only permitted with prior written agreement from the Lessor.

The Lessor does not grant the Tenant any protection from other tenants with a competing product range.

3 – Hand-Over of the Leased Property /Condition of the Leased Property

1 The leased space in the fourth floor will be handed over by 28 Feb. 2015 at the latest. The leased space in the third floor will be handed over by 31 Mar. 2015 at the latest. The leased property is handed over in accordance with the construction specification in annex IV. The floor plans in annex III specify in definite form the services described in the construction specification in annex IV. Services depicted in the floor plans in annex III but not described in the construction specification in annex IV do not represent contractual specifications for the Lessor. In the event of the construction specification differing from the description given in the floor plans, the floor plans take precedence.

The leased property is suitable for the intended purpose of use. It is the Tenant’s own responsibility to check whether the leased property meets the Tenant’s specific requirements regarding safety, burglary protection for the workplace and the like. Any resulting and required construction measures are borne by the Tenant.

Furthermore, the indoor temperatures are to some extent affected by the amount of lighting installations or heat-dissipating technical facilities installed by the Tenant, which could impair the indoor temperatures.

Moreover, the leased spaces may be impaired by noise emissions from the immediate neighbourhood, which could lead to the permitted limit vales being slightly exceeded during peak noise levels. These emissions cannot be averted and must be accepted by the Tenant. The Tenant’s rights in the case of continuous noise exposure remain unaffected.

3.2	It is the responsibility of the Tenant to develop the leased property beyond the above such that the leased property corresponds to the contractual purpose of use. The required approval in accordance with section 13.1 must be obtained before the conversion work is started.

3.3	The Tenant may reject hand-over of the leased property if defects and complaints are present that restrict contractual use of the leased property to a more than immaterial extent. Minor residual work, such as subsequent installation of skirting boards, attachment of doors and residual painting work, that is not necessary for usage per se does not prevent hand-over; such work may be performed subsequently following hand-over.

3.4	A hand-over protocol is compiled for the hand-over and signed by both parties; any defects or residual work is recorded in the hand-over protocol. The Tenant cannot derive any rights from the presence of any defects that do no considerably impair the suitability of the leased property for the contractual purpose, in particular no reduction in rent.

The Tenant must pay the lease security deposit agreed upon in section 16 before, or at the latest during, the hand-over. The leased space will not be handed over until the lease security deposit has been received in the agreed form. This also applies to subsequent expansions of the leased space.

4.	Leasing Period, Termination

4.1	The tenancy begins at the latest with the hand-over of the leased property.

4.2	The tenancy has a fixed term and ends on 31 Dec. 2019.

4.3	Before the tenancy comes to an end, the Tenant may demand that the tenancy be extended once by three years. This declaration must be made to the Lessor in writing no later than 13 months before the leasing period is due to end.

4.4	Following this, the tenancy is extended to an indefinite period unless it is terminated by one of the contracting parties with a notice period of nine months before the leasing period is due to end. Termination is initially only permitted with effect at the end of the fixed contract period. If the lease agreement has been extended to an indefinite period, it can be terminated with effect at the end of a calendar month, subject to nine months’ notice.

4.5	Both parties have the right to extraordinary termination without notice on the basis of legal provisions. Moreover, however, the Lessor may terminate the tenancy without notice on compelling grounds if:

a)	the Tenant is in default with two month’s rent or in default with the deposit payment;

b)	the Tenant uses the leased property or parts thereof for purposes other than those specified in the contract without the agreement of the Lessor, in particular allowing third parties to use the leased property or subletting it to third parties;

c)	the Tenant fails to comply with the contractual conditions despite two written warnings in respect of the same matter.

If the tenancy is ended by termination without notice on the part of the Lessor, the Tenant is liable to the Lessor for the loss of rent including all operating costs and other ancillary costs until the property is re-leased at conditions no worse than those in the present lease agreement or until the lease agreement expires, whichever is sooner. Any receivables owed by the Tenant to the Lessor only become due for payment after this point in time.

The Lessor reserves the right to assert additional claims.

4.6	Terminations must be made in writing.

5 - Rent, Ancillary Costs

5.1	The basic monthly rent for the leased space and the portion of the communal areas from 1 Mar. 2015 is

roughly 2,927.92 m2 office space @ €13.90 /m2	€40,698.09
roughly 60.37 m2 storage space @ €7.00 /m2	€422.57
plus applicable VAT, currently 19%	€7,812.93

Total	€48,933.59

The basic monthly rent for the leased space and the portion of the communal areas from 1 Apr. 2015 is

roughly 5,855.84 m2 office space @ €13.90 /m2	€81,396.18
roughly 60.37 m2 storage space @ €7.00 /m2	€422.57
plus applicable VAT, currently 19%	€15,545.56

Total	€97,364.31

The basic monthly rent for the underground parking spaces is, from hand-over Outdoor parking spaces for 4 cars @

€60.00	€240.00
Underground parking spaces for 25 cars @ €100.00	€2,500.00
plus applicable VAT, currently 19%	€510.39

Total	€3,250.39

If it should be discovered within 12 months following the start of the tenancy that the leased space specified in section 1.3 differs from the actual space by more than +/-3%, the rent must be adjusted accordingly. The parties to the lease agreement undertake to conclude an addendum confirming the size of the leased space that has been mutually agreed upon. After conclusion, no further adjustment can be demanded.

The Lessor uses vis-à-vis the Tenant for the purpose of invoicing in accordance with section 14(4) German VAT Act (UStG) the Tenant’s tax number 144/235/701 73. VAT is applicable at the statutory level as specified in section 12(1) German VAT Act (UStG).

5.2	The Lessor opts for VAT. The Tenant therefore ensures that no transactions will be carried out in the leased property that would jeopardise the Lessor’s right to deduct input tax. The Tenant verifies this annually with a confirmation from the Tenant’s tax consultant. This also applies in the case of a permitted subleasing of the leased property. In this case, the Tenant undertakes to conclude identical agreements with the subtenant. If the Tenant nevertheless does carry out such transactions, the Tenant must inform the Lessor of this. Insofar as this causes the Lessor to lose the right to deduct input tax, the Lessor may demand compensation equal to the amount of lost input tax deduction and to charge, in addition to the rent, a rent surcharge equal to 7.5% of the interest-bearing amount of the lost input tax deduction. The right to claim more extensive damages remains unaffected.

Additionally, the Tenant must provide the Lessor with corresponding documents free of charge and provide information to allow the lost input tax deduction to be calculated and a tax assessment to be performed.

5.3	In addition to the basic rent, the Tenant bears the operating costs incurred directly for the leased property (e.g. electricity, gas, water) and a proportion of all verified operating and ancillary costs of the building.

Operating and ancillary costs are all the costs listed in annex I of this agreement and all cost categories, taxes and fees that arise after this agreement has been concluded. These costs that arise subsequently may be allocated to the Tenant insofar as these costs have an economic connection with the operation or maintenance of the leased property; they are, however, restricted to 10% of the contractually agreed ancillary costs in accordance with annex I.

The Lessor points out that the costs listed in annex I extend beyond the cost categories of the German Operating Costs Ordinance (BetrKV).

The Lessor allocates the operating and ancillary costs to the Tenant. The Tenant pays towards these operating and ancillary costs that are to be allocated monthly prepayments of €3.10 per m2 leased space from the first day of the tenancy in accordance with section 4.1 until the first operating and ancillary cost report has been received. After the first annual report concerning operating and ancillary costs has been received, the monthly operating and ancillary costs prepayment is 1/12 the amount of the previous annual report. The provision set out in item 5.5 remains unaffected.

Any differences between the final report amount and the total of prepayments made is paid by the Tenant or reimbursed by the Lessor within four weeks following receipt of the report. The Lessor will allow the Tenant to arrange an appointment to view the report documents at the premises of the Lessor’s administrator within said four-week period. If the Tenant does not object to the report in writing within this four-week period following receipt of the report, the report is deemed accepted insofar as the Lessor has pointed out this legal consequence in the report.

Insofar as legally and technically possible, the Tenant will reach an agreement with the Lessor as to which operating and ancillary costs for fundamental services are to be obtained directly from the particular service providers and to be settled with them directly. Insofar as the Lessor has to pay for such costs itself, the costs will be allocated from the Lessor to the Tenant. The prepayment of the operating and ancillary costs is reduced in accordance with the payments to be made by the Tenant directly to the service providers.

5.4	The operating and ancillary costs report is issued once a year. The reporting period is the calendar year. If the tenancy ends during a reporting period, the operating and ancillary costs report is not issued as an interim version, but rather compiled in connection with the general operating and ancillary costs report.

The monthly prepayments for the operating and ancillary costs from 1 Mar. 2015 are as follows:

2,988.29 m2 x €3.10/m2	€9,263.70
plus applicable VAT, currently 19%	€1,760.10

Total:	€11,023.80

The monthly prepayments for the operating and ancillary costs from 1 Apr. 2015 are as follows:

5,916.21 m2 x €3.10/m2	€18,340.25
plus applicable VAT currently 19%	€3,484.65

Total:	€21,824.90

5.5	If the operating and ancillary costs increase within a reporting period, the Lessor may demand a corresponding increase in the prepayments. The same applies insofar as newly introduced public charges are incurred by the Lessor.

The operating and ancillary costs prepayments are then increased by the new amount. The applicable statutory VAT is shown separately in the report.

6 - Graduated Rent Agreement

For each additional year of the lease, the basic monthly rent increases, plus the applicable statutory VAT, for office and storage space by 1.0% each year. Accordingly, the basic monthly rent for the leased space is:

in the 2nd year of the lease, from 1 Apr. 2016 to 31 Mar. 2017, increased by €818.19 to	€82,636.94
in the 3rd year of the lease, from 1 Apr. 2017 to 31 Mar. 2018, increased by €826.37 to	€83,463.31
in the 4th year of the lease, from 1 Apr. 2018 to 31 Mar. 2019, increased by € 834.64 to	€84,297.95
in the 5th year of the lease, from 1 Apr. 2019 to 31 Dec. 2019, increased by €842.98 to	€85,140.93

At the agreed times, the agreed increase becomes effective automatically without any declaration of the increase required on the part of the Lessor.

7 - Payment of the Rent

7.1	The obligation to pay the rent begins with the start of the tenancy: on 1 Mar. 2015 or 1 Apr. 2015.

By way of derogation, the Lessor has granted the Tenant a rent-free period of seven months, distributed across the duration of the lease. The parties agree in this regard that the Tenant will pay no rent for the month of April in each year from 2015 to 2019. Furthermore, the months of May 2015 and June 2015 are also rent-free. The rent-free period does not apply to the operating and ancillary costs; they are to be paid regardless. If the time of the start of the lease is postponed, the rent-free period is postponed correspondingly.

7.2	The rent and the operating and ancillary cost prepayments must be transferred in advance to the following accounts, free of charge, on the third working day of the month:

Rent:	Bayerische Landesbank
BIC	BYLADEMMXXX
IBAN	DE 4370 0500 0002 0129 8108

Ancillary costs:	Bayerische Landesbank
BIC	BYLADEMMXXX
IBAN	DE 4370 0500 0003 0129 8108

The date that the money is received via said account is deemed the effective date.

7.3	In the event of a delayed payment, the Lessor may charge default interest from the due date to the date of receipt at a rate of 8% above the basic interest p.a.

7.4	Payments are initially to be offset against claims for which expiry by limitation is imminent, and then against costs, interest and other debts.

8 - Permitting Use by Third Parties

8.1	Any instance of permitting a third party to use the leased property, whether full or partial, in particular subleasing of the leased property, requires prior written approval from the Lessor. The approval can only be denied on compelling grounds.

8.2	The Lessor may revoke approval for permitting use by third parties on compelling grounds at any time.

8.3	The Tenant transfers to the accepting Lessor, as a precaution, the Tenant’s current and future claims that the Tenant is entitled to against third parties arising from permitting use of the leased property, in particular those arising from subleasing. This sum is limited in its amount to the sum of claims due to the Lessor against the Tenant. The Lessor is hereby authorised by the Tenant, in the event of payment arrears of more than 14 days, to inform the third party of the assignment and to collect the claims of the Tenant against the third party, in place of and on behalf of the Tenant. Until a claim arises, the Tenant reserves the right to collect the assigned claim.

9 - Maintenance/Repair/Decorative Repairs/Liability

9.1	The Tenant must treat the leased properties, their equipment, the property, including all communal facilities and outdoor areas, with due care and consideration.

9.2	The Tenant is liable to pay compensation for all damage and expenses incurred by the Lessor culpably caused by the Tenant. In particular, the Tenant is liable for damage caused by culpable misuse of water, gas, electrical light and the heating system.

This liability to pay compensation applies regardless of whether the damage was caused by the Tenant or persons belonging to the Tenant’s business or third parties coming into contact with the leased property at the instigation of the Tenant, in particular subtenants, visitors, delivery persons and tradespeople. It is the Tenant’s responsibility to provide proof that damage that occurred within the leased spaces was not the fault of the Tenant or any of the above-mentioned persons.

9.3	It is the Lessor’s responsibility – subject to the provision in section 9.4 – to perform maintenance and repair of the roof, the structural building parts and outer walls, load-bearing inner walls, supports and foundations, with the exception of windows and doors that surround the leased property and with the exception of glazing and fittings belonging to them.

The Tenant must professionally perform the ongoing maintenance (including any required scheduled maintenance) and repair of technical installations and facilities installed by the Tenant, both inside and outside the Tenant’s leased spaces, at the Tenant’s own expense. This includes in particular air-flow-related systems (e.g. ventilation, air-conditioning), sanitary facilities, electrical systems, taps, sunscreens and antenna systems. The Lessor may demand proof that the work has been performed and in the event of delay have this work performed at the Tenant’s expense.

For the technical installations and facilities already present in the leased space at the time of hand-over, the ongoing maintenance (including any required scheduled maintenance) and repair is performed by the Lessor and correspondingly allocated to the Tenant via the allocation of operating costs.

Maintenance as referred to in this section is understood by the parties as all scheduled maintenance work that becomes necessary including the exchange of smaller consumable parts and lubricants. Repair is understood by the parties as all repair work that becomes necessary.

9.4	The Lessor will perform required maintenance and repair work relating to the communal areas, communal installations and facilities at the expense of the ancillary costs and charge them to the Tenant in accordance with section 5.3 insofar as such work is not to be performed by the Tenant at the Tenant’s expense in accordance with section 9.3 or as specified in the following subsections. Insofar as this maintenance and repair work involves generally accessible areas inside the building, the allocation of these costs is restricted to a maximum of €30,000 in accordance with section 5.3. The costs for measures pursuant to section 9.3(1) are not allocated to the Tenant. Any costs for the measures that the Lessor is currently performing for the maintenance and repair of the building are not allocated to the Tenant.

9.5	The Tenant must, at the Tenant’s expense – insofar as required in accordance with the degree of wear – perform the following decorative repairs, in particular painting or wallpapering the walls and ceiling, cleaning the floor covering or replacing damaged carpets and internal glazing that belongs to the leased property, painting the radiators including the heating pies, the inside doors and the windows and outside doors from inside, in the leased spaces. The required work must be performed professionally by the end of the leasing period at the latest.

9.6	If the Tenant fails to fulfil the obligations pursuant to points 1–5 within one month despite written request, the Lessor can arrange for the required work to be performed at the Tenant’s expense without setting a grace period. A written warning and notice period are not required in cases of imminent danger or where the Tenant’s current residence is unknown.

9.7	The Lessor must be notified of damage and defects to the leased property in writing without delay. If the Tenant fails to provide such notification, the Tenant is obliged to pay compensation for the resulting damage. It is the Tenant’s responsibility to prove that notification was provided in due time.

9.8	Insofar as the Lessor is entitled to guarantee claims with regard to the rectification of a defect, the Lessor transfers these claims to the accepting Tenant for enforcement.

10 - Insurance

10.1	The Lessor has concluded the required building insurance policies (third-party liability, fire, storm, tap water, extended coverage). The resulting costs are allocated to the Tenant in connection with the operating and ancillary costs report. Any installations, extension or conversion of the leased property performed by the Tenant are not covered by the building insurance. The Tenant must insure these installations, extensions or conversions at the Tenant’s expense.

10.2	The Tenant must conclude adequate employer’s liability insurance at the Tenant’s own expense and maintain it for the duration of the lease. Furthermore, it is the Tenant’s responsibility to be adequately insured against all damage to the installed facilities and other items (the Tenant is recommended to conclude key-loss insurance).

10.3	The Lessor may inspect the insurance contracts to ascertain that such insurance policies have been concluded correctly and that they are being maintained.

11 - Property Surveillance and Safety Facilities

11.1	If surveillance measures are deemed necessary for the property – regularly or in special cases – the property management representing the Lessor will issue a corresponding commission. The Tenant undertakes to bear a proportion of the costs in connection with the operating and ancillary costs report, insofar as the Tenant benefits from the surveillance measures.

The Tenant may commission surveillance measures with written agreement from the Lessor. In such a case, the Tenant must bear the costs.

11.2	The Tenant may install safety facilities after prior written agreement from the Lessor. The Tenant must bear the costs for the installation, maintenance and repair of the safety facilities.

12 - Leased Property Defects/Reduction/Offset/Right of Retention

12.1	The Tenant’s right to assert claims for damages arising from a defect in the leased property is excluded insofar as the Lessor is not culpable for the damage as the result of wilful misconduct or gross negligence. The Lessor’s liability for an initial defect in accordance with section 536a German Civil Code (BGB) is excluded.

The Tenant’s right to have the defect remedied remains unaffected.

12.2	The Tenant may only exercise a right to reduction, offset and retention if the Tenant notifies the Lessor of this in writing at least one month before the due date.

12.3	An offset and right of retention on the part of the Tenant is only permitted if the claim is undisputed, recognised by declaratory judgment and ready for a decision. The Tenant may reduce the rent as the result of a not immaterial leased property defect via deduction from the contractually agreed rent only insofar as the Lessor is culpable for this situation as the result of wilful misconduct or gross negligence or has agreed to the reduction.

12.4	The Tenant’s right to retention vis-à-vis claims of the Lessor for rent and/or operating and ancillary costs is excluded where it is not based upon this contractual relationship.

12.5	The Lessor’s guarantee is restricted to the Lessor’s cardinal obligations. Moreover, the Lessor’s liability with regard to the breach of other obligations, unlawful acts and positive breaches of contract is restricted to gross negligence and wilful misconduct.

The possibility of claim for return based on the principles of unjust enrichment, sections 812 et seq. German Civil Code (BGB), remains unaffected insofar as it relates to leased property defects.

Compensation for indirect damage (lost profit) is always excluded insofar as it relates to non-foreseeable damage or financial loss and insofar as such damage does not jeopardise the fulfilment of the contractual purpose in the long term.

12.6	None of the liability restrictions given in this section 12 apply if they involve claims arising from loss of life, physical injury or impairment of health or from gross negligence or wilful misconduct.

13 - Changes to and in the Leased Property Made by the Tenant

13.1	More than insignificant changes to and in the leased property, in particular major conversions and fixtures, installations, etc., must be agreed upon with the Lessor in advance, recorded in writing as major changes and only performed with prior written agreement from the Lessor. The Lessor may only deny agreement if the changes are more than insignificant. The Tenant must bear all costs connected with the changes and all consequential costs, including the approval costs.

13.2	Gas, electrical and other appliances must be connected to the existing supply network only to such an extent that the impact planned for the leased property is not exceeded. Further appliances may only be connected with prior written agreement from the Lessor. Agreement may be refused if the existing supply network would not withstand additional load and the Tenant refuses to bear the costs for a corresponding change to the network.

13.3	The Tenant undertakes to provide the Lessor with documentation on the cabling equipment.

14 - Accessing the Leased Property

The Tenant must ensure during conventional business hours that the Lessor, representatives, official experts and interested parties can view the leased property for the purposes of checking the condition of the leased property, performing repairs, re-leasing, etc. – after prior notification. In cases of imminent danger access must be made possible at any time of the day or night.

15 - Closing Devices

15.1	The Lessor may control access to the leased property by means of code and key cards with access authorisation. In such a case, the Tenant is recommended to conclude corresponding insurance against loss.

15.2	The Tenant is not permitted to install or exchange the Tenant’s own locks without agreement from the Lessor, with the exception of locks within the leased unit. In any case it must be ensured that representatives of the Lessor can access the leased property in cases of imminent danger at all times.

15.3	If the Tenant loses a key or a code card, the Tenant must notify the Lessor of such loss without delay. In any case, the Tenant must bear any costs thus incurred by the Lessor, regardless of whether this damage is insurable.

16 - Provision of Security Deposit

The Tenant undertakes to provide the Lessor a deposit equal to three months’ rent plus operating and ancillary costs plus the statutory VAT as security. This may also take the form of an unconditional, irrevocable, unlimited, directly enforceable surety from a major bank, savings bank or insurance company recognised in the Federal Republic of Germany as a domestic customs and tax guarantor, where this guarantee corresponds to the template given in annex II in all material respects. In this case, the surety is deemed equal to a cash deposit on the basis of its offset possibilities.

If the Lessor draws on the deposit, the Tenant must return the deposit sum to its original level without delay.

In place of the surety described, the Tenant may also provide an equivalent security deposit in the form of a rental deposit passbook savings account.

In the case of expansions to the leased space, index adjustments or graduated rent increase during the tenancy, the Lessor may demand a corresponding increase in the security deposit, insofar as the rent increase exceeds 10%.

In the event of a change in the person of the Lessor, the Tenant undertakes to agree to an assumption of debt with full discharge of original debtor to relieve the Lessor from obligations arising from return of the security deposit.

17 - End of Tenancy

17.1	When the tenancy ends, the Tenant must

a)	hand over all keys to the leased property to the Lessor

b)	return the leased property renovated in accordance with section 9.5, insofar as the degree of wear is not below the usual degree of wear given the term of the lease agreement. Proportional compensation for the wear that has occurred is possible.

17.2	Immaterial changes to the leased property under the terms of 13.1, installations and conversions and any changes to the design and/or the equipment of the leased property performed or arranged by the Tenant need not be removed by the Tenant before the Tenant moves out and must not be returned to their original state, unless otherwise agreed upon in writing.

The Lessor may prevent the right to removal from being exercised by paying an appropriate compensation. The Tenant’s right to compensation covers the fair value of the facilities. The Lessor’s right to prevention does not apply if the Tenant has a legitimate interest in the removal.

17.3	A tacit extension of the lease in accordance with section 545 German Civil Code (BGB) is excluded.

18 - Other Arrangements

18.1	The Tenant may not assign rights arising from this agreement to third parties without agreement from the Lessor. The Lessor’s liability in the same way as a surety pursuant to section 566(2) German Civil Code (BGB) is excluded. The Lessor may at any time transfer rights and obligations arising from this lease agreement to third parties.

18.2	This lease agreement is valid regardless of any required regulatory approval of the commercial activity.

18.3	Should individual provisions of this agreement be ineffective, this shall not affect the effectiveness of the remaining provisions. In the event of an individual provision being invalid, the parties arrange a provision to take its place that comes closest to the intent of the original with retroactive effect.

18.4	- Annex I (list of operating and ancillary costs),

-    Annex II (bank surety template)

-    Annex III (floor plan of the office space)

-    Annex III a (floor plan with underground parking spaces for cars shown with coloured outline)

-    Annex III b (floor plan with outdoor parking spaces for cars shown with coloured outline)

-    Annex III c (floor plan with storage spaces shown with coloured outline)

-    Annex IV (construction specification) form an integral part of this lease agreement.

18.5	No oral collateral agreements have been made in relation to this lease agreement. Moreover, oral collateral agreements, modifications, additions and the cancellation of this agreement require the written form. The same applies for approvals and agreements of all kinds. The requirement of written form can only be waived in writing.

18.6	Insofar as a party has signed this lease agreement with legally binding effect, this party remains bound to this offer for a period of three weeks following receipt of the offer. Both parties waive the receipt of acceptance of the offer within the said time period; only the acceptance of the offer must be made within the time period.

19 - Written Form Restructuring Clause

The parties are aware of the written form requirements of sections 550 in conjunction with 578(1) German Civil Code (BGB). They hereby mutually undertake to, when requested by the other party at any time, perform all actions and make all declarations that are required to satisfy this requirement of the written form and to not terminate the lease agreement prematurely on the grounds of non-compliance with the written form and to not invoke unenforceability of the lease agreement due to non-compliance with the written form. This applies not only to the conclusion of the original/main agreement but also to addendum, amendment and supplemental agreements. A third party entering into the contract following disposal of the leased property on the part of the Lessor is not bound to the above agreement. Such a party is entitled to the statutory rights.

Munich, date:	date:

(Lessor)	(Tenant/stamp)

as……of the Lessor	Name in block capitals
(representative role)

Annex I	to the lease agreement between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG (Lessor) and trivago GmbH (Tenant)

LIST OF OPERATING AND ANCILLARY COSTS

Operating costs and ancillary costs are the following costs continuously incurred by the owner or the land lease right holder through the ownership of land lease rights of the property or through intended use of the building, outbuildings, facilities and the property, unless they are normally directly borne by the Tenant in addition to the rent:

1.	The ongoing public charges for the property

This includes the property tax.

2.	Water supply costs

This includes the costs for water consumption, the basic fees, the costs for renting or other type of transfer of use for water meters and the costs of their use including the costs of official calibration and the costs for calculation and allocation, the costs for maintenance of the water volume controllers, the meter rental, the costs of using intermediate meters, the costs of operating and of maintenance and repair of an internal water supply installation and a water treatment installation including the treatment substances.

3.	Drainage costs

This includes the fees for using a public drainage installation, the costs of operating and of maintenance and repair of a corresponding non-public installation and the costs of operating and of maintenance and repair of a drainage pump.

4.	Heating installation costs

This includes the costs of operating, cleaning, maintenance and repair

a)	of the heating installation and the costs of using measuring equipment to record consumption. Examples of possible heating installations include ● central heating installations or heating installations connected to the hot water supply installation, ● central fuel supply installations and ● self-contained central heating installations;

b)	the costs of supplying district heating and the costs of operating and of maintenance and repair for the corresponding building installations;

c)	the costs of reading and evaluating the consumption recording devices;

d)	the fees arising from a change of user.

5.	Hot water supply costs

This includes the costs of operating, cleaning, maintenance and repair of

a)	the hot water supply installations, such as the central hot water supply installations or those connected to the heating installation;

b)	the costs of supplying district heating water and the costs of operating and of maintenance and repair for the corresponding building installations;

c)	the hot water devices and the devices for recording consumption;

d)	the costs of reading and evaluating the consumption recording devices.

6.	Air-conditioning and aeration installation costs

This includes the costs of operating, cleaning, maintenance and repair of the air-conditioning and aeration installations.

7.	Mechanical goods lift or passenger lift costs

This includes the costs of the operating power, the costs of overseeing, operating, monitoring and care of the installation, the regular checks of operational readiness and operational safety including configuration performed by a specialist, the costs of cleaning and the costs of maintenance and repair of the installation.

8.	Street cleaning and refuse disposal costs

This includes the fees payable for public street cleaning and refuse disposal and the costs of corresponding non-public measures.

9.	Cleaning and pest control costs

The cleaning costs include the costs for cleaning the property including the access areas, entrance areas, corridors, staircases, cellar, attic, laundries, technical rooms, lift cabs and facades and gutters.

10.	Outdoor installation/snow clearing and gritting costs

This includes the costs for maintaining the garden areas including replacement of plants and shrubs, maintenance of the play areas including the replacement of sand. This also includes the care, cleaning, clearing and gritting of spaces, person access paths and vehicle access paths that are not used for public traffic and the costs of snow clearing/road gritting.

11.	Lighting costs

This includes the costs of the power for the outdoor lighting and the lighting for the communal building parts of the property, such as access areas, entrance areas, corridors, staircases, cellar, attic, laundries and technical rooms and the replacement of defective light sources.

12.	Chimney sweeping costs

This includes the sweeping costs in accordance with the relevant fee scale.

13.	Insurance costs

This includes the costs of all insurance policies that have been concluded for the property, such as building insurance (in particular for fire, storm and water damage) with “all-risk coverage”, glazing insurance, liability insurance for the building, the oil tank and the lift and rental insurance and terrorism damage insurance.

14.	Caretaker, concierge or janitor costs and costs for other staff requirements for operation of the building

This includes the ancillary costs for staff and special remuneration.

15.	Signage and advertising costs

This includes the costs for fixing, operating, maintenance and repair of signage and advertising installations. Signage installations include, for example, company, name, location and information signs.

16.	The costs for property surveillance and safety facilities

This includes the costs of regular and special monitoring and surveillance measures and the costs for producing, installing, operating and maintenance and repair of safety facilities.

17.	Property management costs

This includes the costs for technical and commercial property management, up to a maximum of 3% of the net annual basic rent.

18.	Costs of the antenna installations and the like

Operating and maintenance and repair of

a)	the communal antenna installation or

b)	the private distributor installation connected with a broadband cable network

c)	the satellite reception installation

d)	the lightning protection installation in total up to a maximum of 1% of the net annual basic rent.

19.	Washing and drying installation costs

This includes the costs of operating and maintenance and repair of, for example, washing and drying installations, up to a maximum of 1% of the net annual basic rent.

20.	Garage costs

This includes the costs of operating and maintenance and repair of the garage doors and car parking systems, parking systems (parking pallets) and cleaning and scheduled maintenance of the garage installations.

21.	Operating power costs

This includes the costs of the operating power for the communal building parts and installations, insofar as they are not borne by the users themselves or included in the above items.

22.	Other operating costs

This includes – with regard to the provision in item 9.4 – in addition to the above-mentioned costs, in particular costs listed below for

•	roof maintenance

•	maintenance and/or repair of building-related installations (e.g. ventilation technology)

•	maintenance and/or repair of fire protection installations and the fire alarm system and the exchanging of fire extinguishers

•	maintenance and/or repair of CO alarm systems

•	maintenance and/or repair of the smoke and heat extraction system

•	maintenance and/or repair of emergency power systems and consumables

•	maintenance and/or repair of doors, gates and windows

•	emergency service standby

•	maintenance and/or repair of cooling technology installations

•	maintenance and/or repair of sprinkler installations

•	maintenance and/or repair of electric installations

•	maintenance and/or repair of shading installations

•	maintenance and/or repair of barrier and/or traffic light installation.

Munich, date:	date:

(Lessor)	(Tenant/stamp)

as … of the Lessor	as … of the Tenant
(representative role)

Annex II	to the lease agreement between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG (Lessor) and trivago GmbH (Tenant)

Declaration of Surety

The Tenant:

has leased in accordance with the lease agreement of                    from

the Lessor:

commercial spaces, including office spaces and ancillary spaces. To provide security for the contractual obligations, the Tenant must provide the Lessor with a surety of €............................ .

We hereby issue directly enforceable and unlimited surety for all existing and future claims, including conditional and limited claims, that the Lessor has or will have against the Tenant arising from the above-mentioned lease agreement up to a sum of

€...........................................

(in words: ...............................................................................................).

We waive the right to voidability and set-off, unexhausted remedies (sections 770, 771) and the defences pursuant to section 768 German Civil Code (BGB) and the right to deposit the surety amount and the right arising from section 776 German Civil Code (BGB), insofar as the defence is not aimed at the existence or the maturity of the principle claim. Furthermore, this waiver does not apply insofar as the defence or the counterclaim against the principle debtor is undisputed or recognised by declaratory judgment. This surety is not affected by a change in the Tenant’s legal form.

We undertake to make payment on first demand.

With regard to the options for set-off, such as those pursuant to section 215 BGB, this surety is equivalent to a cash deposit pursuant to 551 BGB.

Our obligations arising from this surety become void with the return of this surety document. This document must be returned if all the Tenant’s payment obligations arising from the tenancy have been fulfilled once the tenancy has come to an end.

Our surety obligation is governed by German law. The agreed place of jurisdiction is the seat of the Lessor.

- place -	- date -	- bank -

4. Obergeschoss | 4. Floor

Anlage III

wing A
72 work desks
48 work desks
wing B
60 work desks
66 work desks

summary

246 work desks (open space)
144 conference seats (12 rooms)
12 seats team space / PC school (1 room)
16 x think tanks (16 rooms)
9 x open lounges, sitting areas (open space)
56 seats kitchen (kitchen area)
2 work seats (reception area)

Bestand Bodentanks
Achtung: die Positionen der Bodentanks wurde aus dem vom Vermieter zur Verfügung gestellten pdf mit Planstand 29.08.2004 ermittelt und sind von Vermieterseite zu prüfen!! Abweichungen sind mit dem Mieter abzustimmen.

Verteiler

Datum	Bauherr	Herr Becker	Herr Schuerfeld	Herr Zahe	Frau Grünewis
31.10.14	X	X	X	X	X
08.09.14	X	X	X	X	X

Datum

Name

Die Pläne bzw. deren Inhalt bleiben geistiges Eigentum des Planherstellers und dürfen nur absprachegemäß und im Sinne des Planherstellers verwendet werden.

Sämtliche Maße sind vom Ausführenden vor Ort verantwortlich zu prüfen; eventuelle Abweichungen sind dem Architekten unverzüglich zu melden!

Anmerkungen/Legende

trivago GmbH
Bennigsen-Platz 1
40474 Düsseldorf

Deep Grey
Karl-Arnold-Platz 1a
40474 Düsseldorf

raum.atelier

Bagelstraße 139
40479 Düsseldorf
0211-24 83 236
info@raumatelier.de

Möblierungsplanung
4. Obergeschoss

Maßstab	Proj.-Nr.	Plan-Nr.
1:100 A0	2-14121	02.a
04.09.14	VH/MG

3. Obergeschoss | 3. Floor

Anlage III

wing A
72 work desks
54 work desks
wing B
52 work desks
78 work desks

summary

256 work desks (open space)
90 conference seats (11 rooms)
24 seats team space / PC school (2 room)
8 x think tanks (8 rooms)
12 x open lounges, sitting areas (open space)
56 seats kitchen (kitchen area)
sports area

Bestand Bodentanks
Achtung: die Positionen der Bodentanks wurde aus dem vom Vermieter zur Verfügung gestellten pdf mit Planstand 29.08.2004 ermittelt und sind von Vermieterseite zu prüfen!! Abweichungen sind mit dem Mieter abzustimmen.

Verteiler

05.11.14	
04.11.14	
31.10.14	
08.09.14	
Bauherr	
Herr Becker	
Herr Schuerfeld	
Herr Ziehe	
Frau Grüneke	
Herr Thomas	

Datum

Name

Die Pläne bzw. deren Inhalt bleiben geistiges Eigentum des Planherstellers und dürfen nur absprachegemäß und im Sinne des Planherstellers verwendet werden.

Sämtliche Maße sind vom Ausführenden vor Ort verantwortlich zu prüfen; eventuelle Abweichungen sind dem Architekten unverzüglich zu melden!

k			
j			
i			
h			
g			
f			
e			
d			
c	Flügel B Angaben Elektro, Beleuchtung	MG	05.11.14
b	Flügel B neu möbliert und aufgestellt	VH	04.11.14
a	Anpassung Möblierung, Angaben zu Elektro und EDV	MG	31.10.14
	Änderung / Ergänzung	Gez.	Datum

Anmerkungen/Legende

trivago GmbH
Bennigsen-Platz 1
40474 Düsseldorf

Deep Grey
Karl-Arnold-Platz 1a
40474 Düsseldorf

raum.atelier

Möblierungsplanung
3. Obergeschoss

Bagelstraße 130
40479 Düsseldorf
0211-24 83 236
info@raumatelier.de

Maßstab	Proj. Nr.	Plan Nr.
1:100 A0	2-14121	
Datum	Gez.	
08.09.14	VH/MG	01.c

25 Stellplätze für trivago
Sprinkleranlage
Druckerhöhung
Feuerlöschp.

Anlage IIIa zum Mietvertrag
25 Stellplätze im 2.Untergeschoss

M 1:½	NL Düsseldorf,Geb.02/U2 FORMAT DIN A3

Anlage IIIb zum Mietvertrag - Stellplätze in Außenanlagen

4 Stellplätze
Karl-Arnold-Platz
Zufahrt Tiefgarage
Kennedydamm

Proj.Nr	Datum	Bearb.	Entwurfsverfasser	Gesamtplanung	Projekt:
393 | A	28.08.14	fw	[SAAL 3] Architektur	KAI18 Projekte — Kai 18 Projekte GmbH, Plange Mühle 1, 40221 Düsseldorf, Tel 0211 540750-0, Fax 0211 540750-41	KAP 1A, Karl-Arnold-Platz 1a, 40474 Düsseldorf
M.·stab	Plangröße				Planbezeichnung:
...0	A3				Übersicht Außenanlagen

Abstellraum
trivago
Sprinkleranlage
Druckerhöhung

Anlage IIIc zum Mietvertrag
Abstellraum im 2.Untergeschoss

M 1:%	NL Düsseldorf,Geb.02/U2 FORMAT DIN A3

Annex IV Tenant construction specification Karl-Arnold-Platz 1a

Tenant construction specification trivago GmbH

Karl-Arnold-Platz 1a, 40474 Düsseldorf

Property:	Deepgrey Offices
Karl-Arnold-Platz 1a
40474 Düsseldorf

Owner:	BF REAL I.S./DB Real Estate Immobilienverwaltung Objekte Berlin,
Düsseldorf, Essen KG
represented by Real I.S. AG
Gesellschaft für Immobilien Assetmanagement
Innere Wiener Straße 17 81667 München

Annex IV Tenant construction specification Karl-Arnold-Platz 1a

1. General information

Brief description

The leased property is an existing property that has been converted into sub-areas. The following descriptions thus partially represent the existing property and partially represent measures that are still to be performed and that are thus subject to change. The Tenant’s leased units in the third and fourth floors are currently in an unfinished condition and must be developed to a functional condition for office use. The key data for the building and the leased spaces is given below:

Location	Düsseldorf Golzheim

Public transport connections	U-Bahn station roughly 300 m away

Leased spaces, third to fifth floors	3 storeys with roughly 8 400 m2 leasable space

Leased spaces, basement	2 basement with roughly 741 m2 storage and archive spaces

Parking spaces	365 underground parking spaces in 1st and 2nd basement floors /34 outdoor parking spaces

Planning grid	Facade planning grid size 1.20 m

Floor-to-floor height	Office spaces roughly 2.70 m clear room height

Building depth	roughly 21.50 m

Office depths (present)	roughly 7.60 m/roughly 4.00 m

Door communication	The main building entrance, the entrances to the stairwell cores from the underground garage, the underground garage vehicle entrance barrier and the leased area entrances are equipped with door communication installations (doorbell and intercom systems), such as those produced by Siedle or equivalent. Each leased unit is given a desktop communication station; connection to the Tenant’s own telephone system is possible as an option.

Access control	All building entrances, the entrances to the stairwells from the underground garage, the underground garage vehicle entrance barrier and the leased area entrance doors to the lifts and the stairwells are equipped with digital access readers. The Tenant is generally given 500 access cards.

Annex IV Tenant construction specification Karl-Arnold-Platz 1a

Letterbox system	A letterbox system is set up in the main entrance. Each leased unit will have a letterbox with company sign/logo.

2. Facades and roofs

Facade	Windows with aluminium profiles and tinted glazing, not openable, facade supports cladded with ashlar

Glare protection	Internal vertical slats

Roof structure	Solid roof with sealing

3. Access

Building entrances	Main entrance with wind trap and electric sliding doors with escape door function

Foyer	Entrance hall with reception and entrance to cafeteria and canteen area

Lift installations	4-person lifts with stops from 2nd basement floor to 5th floor – the lifts (cabs and controller) will be modernised by the Lessor.

Stairwells	4 escape stairwells

4. Leased areas

Leased area entrance doors in the areas in front of lifts	Glazed hollow frame doors, single- or double-leaf, pre-fitted for electric door opener, fittings: stainless steel The leased area entrance doors are equipped with digital access control and a door communication installation, of the type produced by Siedle or equivalent.

Annex IV Tenant construction specification Karl-Arnold-Platz 1a

All fire-protection doors within the leased space are equipped with automatic hold-open devices. The passageway width is based on the existing stock/the doors that are to be installed from the floor plans in annex III.

Floor structure	Screed with floor channels in the office area, corridor areas partially with double floors

Sanitary rooms	Floor tiles and wall tiles in area of sanitary items, lavatory partition wall installations made from plastic-coated system partition wall elements, entrance doors made designed as wood slat doors. The sanitary rooms will be fully modernised in accordance with the standards in the sample unit on the 5th floor.

Kitchenettes	In each floor, water and waste water connections will be provided for two kitchenettes to be provided by the Tenant. The position of the connection is specified by the Tenant and checked for feasibility by the Lessor. It should be located as close as possible to the core area.

Showers	A shower with adjoining changing room will be provided in the leased space. Position as per floor plans in annex III.

Floor, areas in front of lifts	The floor coverings in the areas in front of lifts are specified by the Lessor.

Floors of meeting rooms/offices	Carpet, suitable for castor chairs, carpet base linked at all wall and support surfaces with corresponding skirting boards, material price up to €40/m3 including laying. The correspondingly marked areas in the floor plans in annex III will be given a vinyl floor covering of the Amtico brand “Spacia”.

Floor, server room:	Double floor with load capacity of 1,000 kg / m2, maximum load possible across a surface of up to 2 m2. Floor covering able to discharge static charges.

Non-load-bearing walls	Dry walling system stud partitions, designed with double plasterboard panel covering on both sides, surfaces spackled (min. in Q2) and painted (standard colour: white – shade RAL 9003) – sound insulation value R’w> = 42 dB in installed condition.

Annex IV Tenant construction specification Karl-Arnold-Platz 1a

The room partitions marked as glass panels in the floor plans in annex III will be designed as all-glass partition walls with R’w >= 37 dB (in installed condition) at a surcharge of €80,000 net, with all-glass doors in metal frames with floor sealing.

The Lessor will invoice said surcharge to the Tenant separately.

In dry walling walls, correspondingly labelled doors will be designed as all- glass doors in metal frames with floor sealing. All other doors will be designed and wooden material doors in metal frames.

Ceilings	Metal grid suspended ceilings, clear height roughly 2.70 m, with integrated lights and integrated ceiling installation devices for heating/cooling. The ceiling has an acoustic effect. The ceiling panels will be fully replaced. In the event of further room acoustic measures being necessary as the result of the selected room geometries, this is to be provided by the Tenant.

Lighting	The basic lighting of the spaces is provided via louvre luminaires from existing stock that are installed in the grid ceiling. The corridors are lit by downlights. In the workspace areas, an illuminance of at least 500 lx is generally achieved; in special areas possibly with the use of additional standard lamps. The lighting is switched on and off in zones. The zones are arranged between Tenant and Lessor.

5. Water and waste water installations
Water supply	Drinking and extinguishing water supply from public network

Rainwater	Rainwater disposed of into the public network

Waste water	Waste water disposed of into the public network

Hot water supply	Lavatory areas and kitchenettes with decentralised supply via electric flow heaters

Annex IV Tenant construction specification Karl-Arnold-Platz 1a

Water metering	For each usage unit, by means of rental meters

6. Heat supply installations

Heat generation/heat distribution	Centralised heating installation with connection to district heating, basic temperature control via centralised ventilation installation, individual temperature control within control range via ceiling installation devices

Guideline temperatures in winter:

Main usage spaces 21 °C

Ancillary usage spaces 21 °C

Transport areas outside the leased space 15 °C Lavatories 20 °C

Consumption recording	For each usage unit, by means of rental meters

7. Room air installations

Ventilation and basic cooling

Mechanical aeration with air change rate of roughly 2 in all areas, with basic temperature control in summer via the centralised ventilation installation, individual temperature control within control range via ceiling installation devices. The temperature is controlled in zones. The zones are arranged between Tenant and Lessor.

The entire cooling capacity in the office spaces achieved by ventilation and ceiling installation devices is roughly 50 W/m2.

Server cooling	The installation of a server cooler system is to be provided by the Tenant. The Lessor provides in the ceiling cavity in the lavatory core a connection to the building’s cold water network to which the Tenant can connect the server cooler system. The Tenant is responsible for the operation and maintenance (scheduled maintenance, repair, overhaul) of the devices and installations installed in the leased space by the Tenant.

Annex IV Tenant construction specification Karl-Arnold-Platz 1a

8. Electrical installation

General information	Designed in accordance with the VDE guidelines and the applicable DIN regulations.

The electric installations shown in the floor plans in annex III such as special lights, speakers, cameras and projectors do not represent services that are to be provided by the Lessor, unless otherwise noted separately below. The supply lines for EDP and/or electrics for said electric installations are provided by the Lessor and are labelled accordingly in annex III.

Electrical distribution	Electrical subdistribution per leased unit, electrical distribution in the office areas in double floors or floor channels, with outlets into floor tanks. The electrical distribution in the meeting rooms and Think Tanks can also be routed via the wall, position as per routing plan in annex III. Cleaning sockets will be installed in the corridors.

Meter panels	Centralised, calculation of particular leased area directly via power supply companies; communal power charged via allocation

Floor tanks	Power:

Per floor tank generally 6x 230V for EPD and 2x230V normal (2,000 W capacity per floor tank)

EDP:

Per floor tank generally 4 RJ45 data ports.

The EDP cabling in the meeting rooms and Think Tanks can be routed via the wall. Equipped with at least 2 RJ45 data ports.

The position and equipment of the floor tanks is based on the floor plans in annex III.

Switch programme:	Switch programme designed as switch panels, such as those produced by Jung or similar

Telecommunications	Each leased unit has a telephone line routed from the building’s connection room into the distributor room of the leased unit.

Annex IV Tenant construction specification Karl-Arnold-Platz 1a

Network cabling	Structured CAT 6 EDP network

The existing data network is made available for use by the Tenant. When the leased unit is handed over, measurement protocols are taken to verify the functionality and performance of the network. Beyond this, it is the Tenant’s responsibility to keep the network functional. The EDP cabling is installed by the Lessor and adjusted in accordance with the routing plan in annex III. The Lessor provides absolutely no guarantee or liability for the cabling.

Each leased unit includes a distributor room in the stairwell core area.

Mobile communications & WLAN	It is the Tenant’s responsibility to check the reception strength and reception suitability of the provider of mobile communications and mobile networks selected by the Tenant and the WLAN reception, etc.

9. Miscellaneous:	Insofar as samples are to be provided for specific qualities, such as the floor covering, the Lessor will at an early stage provide the Tenant with appropriate samples for selection. If the Tenant has alternative suggestions, the Lessor will endeavour to accommodate these suggestions or have them priced by the Lessor’s subcontractors.

The Lessor will generally use the colour RAL 9003 where white paint is used for the painting of walls and supports that is yet to be performed.

Rental Agreement

Between	BF Real I.S. / DB Real Estate Immobilienverwaltung Objekte
Berlin, Düsseldorf, Essen KG
Innere Wiener Straße 17
81667 Munich

represented by:	Real I.S. AG
Gesellschaft für Immobilien Assetmanagement
Innere Wiener Straße 17
81667 München
	-	- Landlord

and	trivago GmbH
Bennigsen-Platz 1
40474 Düsseldorf

represented by:	Mr Peter Vinnemeier
- Tenant

Tenant Number: 1211-M200037

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

Preamble

The Landlord concluded a rental agreement with the Tenant on 12/17 November 2014 for office and business premises in the property Karl-Arnold-Platz 1a in 40474 Düsseldorf.

Under Article 1 No. 1.4 of the rental agreement, the parties agreed that the Landlord is obligated to notify the Tenant of any vacant premises or any premises becoming vacant. The tenant has the right to rent any vacant premises or premises becoming vacant on the provisions of the rental agreement of 12/17 November 2014.

With this agreement, the Tenant rents the 5th floor in addition to the 3rd/4th floor in the property. The provisions agreed upon in this agreement only apply to the lease of the 5th floor. The provisions of the rental agreement of 11/16 December 2013 shall remain unaffected.

Now therefore, the parties hereby agree as follows:

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

Article 1 – Rental Object

1.1	The Landlord is the owner of the property Karl-Arnold-Platz 1a in 40474 Düsseldorf.

1.2	On this property is an office and administration building which is known to the Tenant.

1.3	The Landlord rents to the Tenant the following Rental Object of the above described property as follows

The rental space on the 5th floor (north wing and south wing), approx. 2,927.92 m² rental space., as outlined in colour in Annex III and as inspected by the Tenant (the rental space indicated includes shared common-use areas such as entrance area, hallways, staircases, etc. of approx. 5.74%).

The rental space under this agreement and with binding effect between the parties is determined on the basis of the gif Guideline for Calculating the Rental Space of Commercial Premises (as of 1 November 2004). Contact areas of non-load-bearing walls were not included. Share common spaces are part of the rental agreement. Common-use areas under this agreement are entrance areas, staircases, lift lobbies, and connecting paths in the accessible common-use areas which are commonly used by all tenants.

1.4	The Landlord is obligated to inform the Tenant about the intended renting of premises becoming vacant or being vacant to third parties before entering in such a rental agreement and concedes recurringly to the Tenant to rent the office space becoming vacant or being vacant to the provisions agreed upon in this rental agreement. The Landlord will inform the Tenant immediately after becoming aware of the intended renting of this to enable the Tenant to exercise his right and will give the Tenant a response time of 10 working days.

1.5	Façade and roof do not belong to the rented premises. The installation of advertising measures and/or signs on the façade or in the common-used areas as well as the installation of vending machines, displays, antennas or similar devices requires the approval of the Landlord. Costs which arise in the connection with the installation, operation, maintenance, and repair of the advertising measures have to be borne by the Tenant.

1.6	The Tenant has to obtain all necessary official permits and concessions necessary in connection with the operation of his business on his own expense as far as those relate to the person of the Tenant and his business. All building permits and usage approvals, in particular fire protection requirement for the rental property relating to the agreed usage have to be obtained and maintained by the Landlord.

1.7	Any officially required fitting and safety measures which exceed the conditions described under Article 3.1, have to be installed by the Tenant on his own expense. All building permits and usage approvals for the operation of an office have been obtained by the Landlord.

Article 2 – Usage of the Rental Object, Protection of Competition

2.1	The rental property is only rented for the purpose of operation as office space by the Tenant. A change of use is only permitted with the prior written consent of the Landlord.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

2.2	The Landlord does not concede any protection of competition or protection of assortment to the Tenant.

Article 3 – Handover of the Rental Object / Condition of the Rental Object

3.1	The rental property on the 5th floor will be handed over on 31 December 2015 at the latest. The rental property will be handed over according to the building specifications Annex IV. The layout plans Annex III concretise the services described in building specifications Annex IV. Any services shown in layout plan Annex III but not described in building specification Annex IV are not part of the contractually agreed scope of construction works of the Landlord. In case of deviation of the building specification from the description of the layout plans, the layout plan prevails.

The rental property is suitable for the intended use. It is the Tenant’s responsibility to check whether the rental property meets the Tenants requirements in relation to e.g. safety, break-in protection of the workspace. Necessary construction measures that might result from this processing will be payable the Tenant.

The internal temperature does furthermore depend on which illumination devices or technical equipment with waste heat, which might in addition negatively affect the internal temperature, are installed by the Tenant.

Furthermore, noise emission from the adjacent rental property might lead to impairment of the rental property, at peak marginally exceeding the permissible limits. A control of these emissions is technically not feasible and will be accepted by the Tenant. The rights of the Tenant in case of permanent nuisance will remain unaffected.

3.2	It is the responsibility of the Tenant to develop the rental property beyond that corresponding to the intended purpose of use of the rental property. The required permit according to Article 13.1 has to be obtained by the Tenant prior to commencing any alteration works.

3.3	The Tenant can refuse the acceptance of the rental property if there are defects and objections which affect the contractual use of the rental property more than just insignificantly. Minor remaining work, such as the subsequent installation of skirting boards, fitting of the doors, remaining paint works and the like, which will not affect the usage as such will not impede the handover but can be performed even after handing over the rental property.

3.4	A hand-over report is prepared during handover and signed by both parties. Any defects and remaining works will be recorded in the report. Unless these defects and remaining works do not significantly influence the suitability of the rental property for the intended purpose, the Tenant cannot derive any rights, notably nor right to reduce the rent.

3.5	The Tenant has to provide the security deposit prior to, at the latest at the time of the handover. The rental property will not be handed over unless the security deposit has been provided in the agreed form. This also applies to subsequent rental space extensions.

Article 4 – Rental Period, Termination

4.1	The rental commences at the latest with the handing over of the rental property.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

4.2	This is a fixed-term rental agreement and expires on 31 December 2019.

4.3	Prior to the termination of the rental agreement, the Tenant has the one-time right to demand a 3-year extension of the rental period. A written notice of the intention to extend the rental has to be provided to the Landlord at least 13 months prior to the termination of the rental.

4.4	After that the rental agreement shall be extended for an unlimited period unless one of the parties terminates the rental agreement prior to its termination with a 9-months period of notice. The termination is permitted the first time to the end of the fixed rental period. Once the rental period has been extended indefinitely, it is terminable with a 9-months period of notice to the end of each months.

4.5	The right for extraordinary termination without notice for both parties is defined by law. However, the Landlord has the right to terminate the rental agreement due to important reasons, if:

a)	the Tenant is arrears with payment of rent for two months or with payment of the security deposit;

b)	the Tenant uses the rental property or parts of the rental property for a purpose other than agreed upon with this agreement, in particular leaves it to a third party for use or sublease.

c)	the Tenant does not comply with the conditions of the agreement despite two written warnings relating to the same issue.

If the rental terminates as a result of a termination without notice by the Landlord, the Tenant is liable for any loss of rent including all utilities and extra charges occurring to the time the property is rented to another tenant to conditions not worse than those of this agreement, at the latest upon the expiration of this agreement. Any claims of the Tenant against the Landlord shall only be due after that date.

The Landlord reserves the right to assert further claims.

4.6	Termination requires the written form.

Article 5 – Rent, Utilities

5.1	The base rent for the rental property and the shared common-use areas per month from 1 January 2016 is

approx. 2,927.92 m² office are per €13.90/m²	€40,698.09
plus 19% VAT	€7,732.64

Total	€48,430.73

Should it be determined within 12 months from the commencement of the rental that the size of the rented area as described under Article 1.3 deviates more than +/- 3% from the actual size, the rental price will be adjusted accordingly. The parties commit to conclude an addendum to the rental agreement which states the size of the rental property. Further adjustments to the size will not be permitted.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

For the purpose of invoicing according to Section 14 sec 4 UStG [German Value Added Tax Law], the Landlord uses the tax id number 144/235/5701 73 in relation to the Tenant. VAT is based on Section 12 sec 1 UStG [German Value Added Tax Law] in the statutory amount.

5.2	The Landlord opts for VAT. The Tenant ensures that no turnover will be generated in the rental property that would jeopardise the right of the Landlord of input tax deduction. The Tenant will provide yearly proof of that through a confirmation of his accountant. The same shall apply in the case of permitted subletting of the rental property. In this case, the Tenant has to conclude an identical agreement with the subtenant. Should the Tenant still generate such turnover, the Landlord has to be informed about this by the Tenant. Insofar as the Landlord loses the right of input tax deduction, he has the right to claim – in addition to the rent - damages to the amount of the lost input tax deduction plus an additional rent to the amount by which the input tax deduction is reduced plus 7.5% interest. The right to claim further damages remain unaffected.

The Tenant is obliged to provide the appropriate documentation to the Landlord at no cost and is also obliged to disclose any information to enable the calculation of the input tax damage and a fiscal assessment.

5.3	In addition to the rent, the Tenant also pays all utilities incurred by the rental property (e.g. electricity, gas, water, etc.) as well as all other utilities and operating costs of the house as certified on a pro-rata basis.

Utilities and operating costs are all costs described in Annex I to this agreement as well as all costs, taxes and fees emerging after commencement of the agreement. These subsequently emerging costs can be allocated to the Tenant insofar as these costs have an economic connection with the operation and maintenance of the rental property, but they are capped at 10% of the utilities and operating costs agreed upon in this agreement according to Annex I.

The Landlord advises that the costs according to Annex I exceed the cost categories according to the German Regulations on Operating Costs [Betriebskostenverordnung].

The Landlord will charge the utilities and operating costs to the Tenant. The Tenant will pay on these utilities and operating costs a monthly advance payment to the amount of €3.10 per m² rental space from the day of the beginning of the rental period according to Article 4.1 up to the provision of the first settlement for utilities and operating costs. After provision of the first settlement for utilities and operating costs, the monthly advance payment is 1/12 of the last yearly statement. The provision of Article 5.5 remains unaffected by this.

Any differences between the final settlement amount and sum of the paid advance payments will be paid by the Tenant within four weeks from the receipt of the statement or will be refunded by the Landlord, respectively. The Landlord will provide access to the invoicing documents at the building management’s office for the Tenant after prior arrangement of a time. If the Tenant does not raise any objects to the statement within the four-week period, the statement is deemed approved provided the Landlord pointed out this legal consequence.

As far as legally and technically possible, the Tenant and Landlord will agree which services of the utilities and operating costs will be provided by the provider directly and also settled with the provider directly.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

Insofar as the Landlord has to pay the costs, these costs will be allocated to the Tenant by the Landlord. The utilities and operating costs are reduced by the amount the Tenant pays directly to the provider.

5.4	The settlement for utilities and operating costs is provided yearly. Settlement period is the calendar year. Is the tenancy terminated during the settlement period, the settlement for utilities and operating costs is not provided in-between, but in the course of the general settlement of utilities and operating costs.

The advance on utilities and operating costs from 1 January 2016 is as follows:

2,927.92 m² x €3.10	€9,076.55
plus 19% VAT	€1,724.54

Total	€10,801.09

5.5	In case the amount or utilities and operating costs increases during the settlement period, the Landlord is permitted to demand appropriate increased advance payments. The same applies if public fees arise which have been newly introduced. The utilities and operating costs are increased by this new public fee. The currently valid VAT is listed separately.

Article 6 – Graduated Rent Agreement

For every succeeding rental year the monthly base rent is increased as follows – plus the currently valid VAT -:

Office and storage space by 10%. On that basis the base rent for the rental space is as follows:

Second rental year from 1 January 2017 to 31 December 2017 by € 406.98 to €41,105.07

Third rental year from 1 January 2018 to 31 December 2018 by € 411.05 € to €41,517.12

Fourth rental year from 1 January 2019 to 31 December 2019 by €415.16 to €41,932.28.

The agreed increase will come into effect at the agreed point in time automatically without requiring any further notification of increase by the Landlord.

Article 7 – Payment of the Rent

7.1	The obligation for the Tenant to pay the rent begins with the start of the tenancy, i.e. on 1 October 21016.

However, the Landlord conceded a rent-free period to the Tenant of 5.8 months, which is distributed over the rental period. The parties therefore agree that the Tenant does not have to pay the rent for the month January of each year from 2016 to 2019. In addition, the period from 1 February 206 to 24 March 2016 is also rent-free. Utilities and operating costs do not count as rent and have to be paid independently from this agreement. In case the start of the tenancy is postponed, the rent-free period will be postponed accordingly.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

7.2	The rent and the utilities and operating costs have to be paid at no charge for the Landlord in advance on the 3rd business day of each month to the following account:

Rent:	Bayerische Landesbank
BIC	BYLADEMMXXX
IBAN	DE 4370 0500 0002 0129 8108
Utilities:	Bayerische Landesbank
BIC	BYLADEMMXXX
IBAN	DE 4370 0500 0003 0129 8108

The receipt of the amount due on the above stated accounts is decisive for meeting the deadline.

7.3	In case of late payment, the Landlord is entitled to charge interest for late payment from the due date until the date of payment of 8% above base rate annually.

7.4	Payments will be set off against claims subject to limitation, then against costs, interest, and other debts.

Article 8 – Transfer of Use to Third Parties

8.1	Any partial or total transfer of use to third parties, in particular the subletting of the rental property, is subject to prior written consent of the Landlord. The consent can only be denied for important reasons.

8.2	The Landlord may revoke his consent for important reasons at any time.

8.3	The Tenant irrevocably assigns all existing and future claims against third parties from transferring the use of the rental property, in particular subletting, to the Landlord by way of security. The assigned amount is capped at the amount of the sum owed by the Tenant to the Landlord. The Tenant herewith authorises the Landlord for the case of a late payment of more than 14 days to notify the third party in the name and on behalf of the Tenant of the assignment and to collect the claims of the Tenant against the third party. The Tenant remains entitled to collect the assigned claims until the case of damage arises.

Article 9 – Maintenance / Repairs / Cosmetic Repairs / Liability

9.1	The Tenant shall use the rental property, its equipment, the property, including all common-used areas, and the outdoor areas with caution and care.

9.2	The Tenant has to indemnify the Landlord all damages and expenses the Landlord suffers from damages culpably caused by the Tenant. The Tenant is in particular liable for all damages caused by culpable handling of water, gas, electric light, and the heating system.

The Tenant has to indemnify all damages to the Landlord, regardless of whether the damages have been caused by the Tenant or his staff of other third parties who use the rental property on behalf of the Tenant, in particular subtenants, visitors, delivery service, tradespeople.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

9.3	The Landlord is responsible – subject to the provisions of Article 9.4 – for the maintenance and repairs of the roof, the constructional building elements as well as exterior walls, load-bearing interior walls, supporting elements as well as the façade with the exception of windows and doors enclosing the rental property and with the exception of the associated glazings and fittings.

The Tenant has to professionally perform all routine maintenance (including all necessary maintenance) and repairs of all technical facilities and equipment installed by the Tenant in or outside the rented area at his own expense. This includes in particular the ventilation system (e.g. ventilation, air condition systems), sanitary facilities, electrical installations, fittings, sun protection systems, and antenna installations. The Landlord is entitled to request evidence of the works performed and in case of default to have the outstanding works performed on the Tenant’s expense.

All routine maintenance and repairs of technical systems and equipment installed before the handover of the rental property to the Tenant will be performed by the Landlord and will be allocated to the Tenant with the utilities settlement.

Maintenance in this section includes all necessary maintenance including replacement of wearing parts and lubricants. Repairs in this section includes all necessary repairs.

9.4	The Landlord will perform necessary maintenance and repairs and related to common-used areas and equipment at the expense of the utilities and charge the Tenant with those costs according to Article 5.3 unless those are not to be performed by the Tenant at his own expense according to Article 9.3 or the following provisions. As far as the maintenance and repairs relate to generally accessible areas within the building, the share in the costs is capped at €15,000.00 according to Article 5.3. The Tenant will not be allocated with any costs for works according to Article 9.3, first subsection. Any costs for presently performed maintenance and repairs of the building will not be allocated to the Tenant.

9.5	The Tenant is obligated to perform the following cosmetic repairs at his own expense – if necessary depending on the wear and tear -, in particular painting or papering of the walls and ceilings, cleaning of floor coverings and replacement of damaged carpets if necessary, cleaning of interior glazing belonging to the rental property, painting of heating elements including heat pipes, interior doors as well as windows and exterior doors from the inside of the rental areas. The necessary works have to be performed professionally until the of the rental period at the latest.

9.6	In case the Tenant does not meet the obligations according to number 1 to 5 despite written request within one month, the Landlord is entitled to perform all necessary works without granting an extension of this period. A written request and deadline is not required in case of imminent danger or unknown residence of the Tenant.

9.7	Damages and defects of the rental property have to be reported immediately and in writing. If the Tenant fails to do so, he is liable for any costs subsequently incurred by the damage. The Tenant bears the burden of proof that the report was made in time.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

9.8	If the Landlord is entitled to receive any warranty claims relating to the rectification of any defects, the Landlord assigns those claims to the Tenant for assertion.

Article 10 – Insurance

10.1	The Landlord will take out all necessary insurance of buildings (public liability, fire, storm, supply water, extended coverage). The costs incurred will be allocated to the Tenant with the utilities settlement. Any installations, extensions, or alterations executed by the Tenant will not be covered by insurance. The Tenant is obligated to take out insurance for those installations, extensions, and alterations.

10.2	The Tenant is obligated to take out and maintain throughout the rental period sufficient business liability insurance at his own expense. Furthermore, it is the Tenants obligation to take out sufficient insurance coverage against damages to the installations and other items (entering into a contract for key loss insurance is recommended to the Tenant).

10.3	The Landlord has the right to satisfy themselves of the proper effecting of insurance coverage and its maintenance by inspecting the insurance policies.

Article 11 – Object Surveillance and Security Systems

11.1	Should any property surveillance – regularly or on special occasions only – be deemed necessary, the property management representing the Landlord will arrange appropriate commissioning. The Tenant is obligated to bear his pro rate portion of the costs during the utilities settlement insofar as the Tenant benefits from those measures.

The Tenant may arrange for surveillance/security measures with written consent of the Landlord. In this case, the Tenant bears all costs incurred.

11.2	The Tenant may install security systems with prior written consent from the Landlord. In this case, the Tenant bears all costs incurred.

Article 12 – Defects of the Rental Object/Rent Reduction/Set-off/Right of Retention

12.1	The Tenant is not entitled to claim any damages for defects of the rental property, unless the defect has been caused by the Landlord by malice or gross negligence. The liability of the Landlord for incipient defects according to Section 536a BGB [German Civil Code] is excluded.

The right of the Tenant for rectification of defects remains unaffected.

12.2	The Tenant can only exercise the right of abatement of rent, set-off, and retention if they inform the Landlord in writing at least one months before the due date.

12.3	The right for set-off and retention is only permitted for undisputed, ready for decision or legally enforceable claims.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

The Tenant is only permitted to reduce the rent because of a not only irrelevant defect of the rental property by reducing the contractually agreed rent if the Landlord caused the circumstances by malice and gross negligence or the Landlord has agreed to the reduction.

12.4	The Tenant’s right of retention, which is not based on this agreement, again claims of the Landlord for rent and/or payment of utilities is excluded.

12.5	The liability of the Landlord is limited to the essential contractual liabilities of the Landlord. Apart from that, the liability because of the violation of other obligations, unlawful act, and positive violation of contractual duties of the Landlord is limited to malice and gross negligence.

The possibility of claiming repayment on the grounds of unjust enrichment, Section 812 ff BGB [German Civil Code] remain unaffected if it is a defect of the rental property.

Compensation for indirect damages (e.g.) lost profit is always excluded provided it does concern not foreseeable damages and the attainment of the contractual purpose is not permanently jeopardised.

12.6	Any limitations of liability according to this Article 12 do not apply in cases of claims arising from injury to body, life, or health and if caused with gross negligence or wilful intent.

Article 13 – Alterations of and in the Rental Object by the Tenant

13.1	Any more than just minor alterations of and in the rental property, in particular major alterations and installations etc., need to be agreed upon with the Landlord, need to be recorded as substantial alterations by the parties in writing, and can only be carried out upon prior consent of the Landlord. The Landlord may only refuse consent if the alterations are more than minor or insignificant. The Tenant is obligated to bear all costs and follow-up costs arising from the alterations including approval costs arising from the alterations.

13.2	Any gas, electricity and other devise shall only be connected to the existing mains system to the extent that the intended load is not exceeded.

Any further devices shall only be connected with prior consent of the Landlord in writing. The consent may be refused in case the existing mains system would not sustain any additional load and the Tenant to bear the costs for appropriate alterations to the net.

13.3	The Tenant is obligated to provide documentation on the wiring and piping system.

Article 14 – Right of Entry

The Tenant has to ensure that the Landlord, representatives, experts, and potential tenants of the rental property, can inspect the premises for the purpose of inspecting the condition of the rental property, carrying out repairs, re-letting, etc. – upon advance notice. In cases of imminent danger, the access has to be ensured at any time, night and day.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

Article 15 – Locking Systems

15.1	The Landlord may control access to the rental property with code and key cards with access authorisation. In this case, it is recommended that the Tenant takes out appropriate insurance against loss.

15.2	The Tenant is not permitted to install a locking system or replace the locking system except for locks within the rental property without consent of the Landlord. In any case, access at all times has to be provided for representatives and the Landlord in cases of imminent danger.

15.3	In case the Tenant loses a key or code card, he is obligated to immediately provide a loss notice to the Landlord. In any case, the Tenant is obligated to bear any costs incurred by the loss, regardless of whether the damage is insurable.

Article 16 – Security Deposit

The Tenant is obligated to provide a security deposit of 3 monthly rents plus utilities and operating costs plus VAT to the Landlord. This security deposit can be provided as unconditional, irrevocable, unlimited, directly liable bank guarantee of a credit institution domiciled in the Federal Republic of Germany and authorised as tax and customs guarantor, savings bank or insurance company if the bank guarantee corresponds with the sample in Annex II. In this case, the bank guarantee shall be considered equal to a cash deposit.

The Tenant is obligated to supplement the bank guarantee to its original amount in case the Landlord claims on the bank guarantee.

The Tenant is permitted to provide the guarantee in an equivalent form as security deposit savings account.

In case of rental space extensions, index adjustments, or increase of the graduated rent, the Landlord is entitled to request the appropriate increase of the security deposit provided the rent increase exceeds 10%.

In case of a change in the person of the Landlord the Tenant is obligated to agree to an assumption to release the Landlord from his obligation to return the security deposit.

Article 17 – Termination of the Tenancy

17.1	In case of the termination of the tenancy the Tenant is obligated

a)	to return all keys to the rental property to the Landlord

b)	to return the rental property in a renovated condition as defined by Article 9.5 provided the level of wear and tear in relation to the duration of the rental period does not fall below the usual level of wear. A proportional compensation of the wear occurred is possible.

17.2	The Tenant is not obligated, unless otherwise agreed upon in writing, to remove any minor alterations of the rental property according to 13.1, installations and alterations as well as any alterations to the design and/or equipment of the rental property and return the property to its original state at his own expense.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

The Landlord may prevent the exercise of the right of removal by payment of a reasonable compensation. The Tenant’s claim for compensation includes the current market value of the inventory. The Landlord does not have the right to forestall if the Tenant has a legitimate interest in the removal.

17.3	A tacit renewal of the tenancy according to Section 545 BGB [German Civil Code] is excluded.

Article 18 – Other Agreements

18.1	The Tenant is not permitted to transfer any the of rights of this agreement to third parties without written consent of the Landlord. The liability similar to the guarantor liability of the Landlord according to Section 566 sec. 2 BGB [German Civil Code] is excluded. The Landlord may transfer any rights and obligations to third parties at any time.

18.2	The validity of this agreement is independent of the any necessary official permits for commercial activities.

18.3	The invalidity of one or more provisions of this agreement does not affect the validity of the other provisions. In case of the invalidity of individual provisions the parties are obligated to establish a provision in its place with retroactive effect which comes closest to the original provision.

18.4	- Annex 1 (compilation of the utilities and operating costs)

-	Annex II (sample for bank guarantee)

-	Annex II (floor plan office area)

-	Annex IV (building specification)

are components of this rental agreement.

18.5	There are no further additional agreements to this rental agreement. Apart from that, any additional agreements, modifications, or amendments and the cancellation of this agreement have to be in writing. The same applies to any consents. A waiver of the written form is only possible in writing.

18.6	If one of the parties has signed this rental agreement with legally binding effect, this party is bound to this offer for three weeks starting from receipt of the offer. Both parties renounce the receipt of the acceptance of the offer within this period, only the acceptance of the offer has to be within the period.

Article 19 – Remedial-Written-Form-Clause

The parties are aware of the written form requirement according to Section 550 in conjunction with 578 sec 1 BGB [German Civil Code]. The parties mutually agree on request of one of the parties at all times to perform any action and issue any statement necessary to comply with the written form requirement, and not to terminate the rental agreement prematurely with reference to

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf a non-compliance of the written form, and not to invoke an invalidity of the rental agreement on the grounds of non-compliance of the written form. This does not only apply to the original/main agreement but also to any supplement agreements, modifications and amendments to the agreement. A third party entering into the agreement on the Landlord side after sale of the rental property is not bound to this agreement. This party is entitled to the statutory rights.

Munich,	,

(Landlord / stamp)	(Tenant / stamp)
Name in block letters	Name in block letters

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

Annex I	to the Rental Agreement betweent DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG (Landlord) and trivago GmbH (Tenant)

Compilation of Utilities an Operating Costs

Utilities and operating costs are the following costs that are incurred regularly by the property or ground lease of the premises or the intended use of the building, annexe buildings, equipment, and facilities and the premises to the owner or leaseholder, unless those are usually directly borne by the Tenant outside the rent:

1.	The running public charges of the premises

This includes in particular the property tax.

2.	Costs for water supply

These are the costs for water consumption, service charges, costs for renting water meters or costs for other forms making the water meters available as well as costs incurred by the use of the water meters including calibration as well as costs for charging and apportionment, costs for the maintenance of the water volume controller, meter rent, costs for use of sub-meters, costs for operation and maintenance and repairs of an onsite water supply system and water treatment plant including water treatment chemicals.

3.	Costs for drainage

This includes the charges for usage of the public drainage system, costs for the operation, maintenance and repairs of the relevant non-public system and the costs for operation, maintenance and repairs of a drainage pump.

4.	Costs of the heating system

These include the costs for the operation, cleaning, maintenance, and repairs of

a)	the heating system as well as costs for the usage of metrological equipment for estimation consumption. Heating systems can be e.g. ●central or with the hot water supply systems connected heating systems, ●central fuel supply system or ●heating systems covering one floor;

b)	costs for the supply with district heating and the costs of the operation, maintenance, and repairs of the relevant house installation;

c)	costs for meter readings and evaluation of the meters for the purpose of estimating consumption

d)	costs incurred by a change of the user.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

5.	Costs of hot water supply

These costs include the costs of operating, cleaning, maintenance, and repairs of

a)	Hot water supply system such as central or with the heating system connected hot water supply system;

b)	costs for the supply with district heating water and the costs of operating, maintenance, and repairs of the related house installation;

c)	of the hot water devices and devices for estimating consumption;

d)	costs for meter reading readings and evaluation of the meters for the purpose of estimating consumption;

6.	Costs for air conditioning and ventilation systems

These costs include costs of operating, maintenance, and repairs of the air conditioning and ventilation systems.

7.	Costs of the mechanical passenger and freight lift

These costs include the costs of operating current, costs for supervision, operation, monitoring and maintenance of the system, regular inspection of operational readiness and operation safety including calibration by a technician, costs for cleaning as well as maintenance and repairs of the system.

8.	Costs for street cleaning and refuse collection

These costs include costs for public street cleaning and refuse collection as well as costs for non-public measures taken.

9.	Costs for cleaning and pest control

The costs for cleaning include such as costs for cleaning the property, such as access areas, foyer, hallways, staircases, basements, attic areas, laundry, utility rooms, lift cabins as well as façade and gutters.

10.	Costs of the outdoor area / winter services

These costs include costs for horticultural areas including replacing of plants and bushes/trees, maintenance of playgrounds including replacement of sand. Furthermore, the maintenance, cleaning, clearing of snow and gritting of plazas, access areas and driveways which are not intended for public usage as well as winter service.

11.	Lighting costs

These costs include costs of the electricity for exterior lighting and lighting of general building areas of the property, such as e.g. access areas, foyer, hallways, staircases, basement, attic areas, laundry and utility rooms as well as the replacement of defective lamps.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

12.	Costs for chimney sweeping

These costs include the costs for the sweeping according to the relevant scale of fees.

13.	Insurance costs

These costs include the costs of all insurance policies taken out for the property, such as building insurance (in particular against fire, storm, and water damages) with a ‘all risk coverage’, glass insurance, liability insurance for the building, oil tank, lift, as well as loss of rent and insurance against terrorism.

14.	Costs for caretaker, concierge and doorman and any other personnel needed for the operation of the building

These costs include costs such as non-wage personnel costs and gratuities.

15.	Costs for signage and advertising facilities

These costs included costs for the installation, operation, maintenance, and repairs of signage and advertising facilities. Signage includes e.g. company, name, position and information signs.

16.	Costs for property surveillance and security facilities

These costs include costs for regular and special surveillance provisions as well as costs for production, installation, operation, and maintenance and repair of security facilities.

17.	Costs for property management

These costs include the costs for technical and commercial property management, up to a maximum of 3% of the annual net rent.

18.	Costs for antenna systems and similar

of the operation, maintenance, and repairs

a)	common-use antenna or

b)	private distribution system connected to a broadband cable net or

c)	satellite reception system respectively

d)	lightning protection system in total up to a maximum of 1% of the annual net rent.

19.	Costs for laundry and drying facilities

These costs include the costs for the operation, maintenance, and repair of e.g. mechanical washing and drying devices, up to a maximum of 1% of the annual net rent.

20.	Costs for the garage

These costs include the costs for operating, maintenance, and repairs of garage doors and parking systems, parking palettes as well as the cleaning and maintenance of the garage.

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

21.	Costs of operating electricity

These costs include costs for the operating electricity for common-used building areas and facilities unless the user has to bear those costs or they are included in one of the sections above.

22.	Other operating costs

These costs include – in accordance with number 9.4 – apart from the above stated costs in particular the following costs for

•	Maintenance of the roof

•	Maintenance and/or repair of building service facilities (e.g. ventilation system)

•	Maintenance and/or repair of fire protection systems and fire alarm system and replacement of fire extinguishers

•	Maintenance and/or repair of the CO system

•	Maintenance and/or repair of smoke and heat exhaust windows [RWA]

•	Maintenance and/or repair of the emergency power system and expendable materials

•	Maintenance and/or repair of doors, gates and windows

•	Emergency service standby duty

•	Maintenance and/or repair of the cooling system

•	Maintenance and/or repair of the sprinkler system

•	Maintenance and/or repair of the electrical system

•	Maintenance and/or repair of shadowing constructions

•	Maintenance and/or repair of the garage boom-gate and/or signal light system

Munich,	,

(Landlord / stamp)	(Tenant / stamp)
Name in block letters	Name in block letters

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

Annex II	to the Rental Agreement betweent DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG (Landlord) and trivago GmbH (Tenant)

Letter of Guarantee

The Tenant:

rents according to the rental agreement of                      of the Landlord:

commercial premises, office space and ancillary areas. For the purpose of securing the contractual obligations the Tenant has to issue a letter of guarantee to the Landlord to the amount of €…………… .

We hereby assume for all current and future, also conditional and limited, claims which the Landlord may have or will have against the Tenant on the basis of the above mentioned rental agreement the absolute and unlimited guarantee up to the maximum amount of

€ ……………………..

(in words: …………………………).

We waive the rights of voidability and set-offs and prior execution (Section 770, 771) and objections according to Section 768 BGB [German Civil Code] as well as the right of deposit of the guaranteed amount and the right according to Section 776 BGB [German Civil Code] unless the objection is directed against the validity or due date of the principal claim. The waiver also does not apply if the objection of counterclaim of the principal debtor is undisputed or recognised by final judgement. A change of the legal form of the company does not affect the guarantee.

The guarantee is payable on first demand.

In relation to the right of set-off, e.g. according to Section 215 BGB [German Civil Code], this guarantee shall be considered equal to a cash deposit according to Section 551 BGB [German Civil Code].

The obligations of this guarantee cease with the return of this letter of guarantee. The guarantee has to be returned to us upon termination of the tenancy when all payment obligations of the Tenant relating to the tenancy are met.

The guarantee shall be subject to German law. The exclusive place of jurisdiction shall be the place of residence of the Landlord.

…………………………………………	…………………………………………	…………………………………………
- Place -	- Date -	- Bank -

Rental Agreement II between DB Real Estate Immobilienverwaltung Objekte Berlin, Düsseldorf, Essen KG and trivago GmbH for rental space in the building Karl-Arnold-Platz 1a, 40474 Düsseldorf

ANLAGE III

5. Obergeschoss | 5. Floor

244 Arbeitsplätze | 244 work desks

Möblierungsplanung Index M.05f

Wing South
72 work desks
42 work desks
A
A
A
B
C
D
D
E
E
E
F
Wing North
58 work desks
72 work desks

Vorabzug!

Verteiler

Datum	Herr Vinnemeier	Frau Quadflieg	Frau Kliebsmuth	Herr Becker	Frau Grüneke	Herr Ziehe	Herr Lück
26.08.15							
24.08.15							
12.08.15							
05.08.15							
05.08.15							
03.08.15							
31.07.15							

Die Pläne bzw. deren Inhalt bleiben geistiges Eigentum des Planherstellers und dürfen nur absprachegemäß und im Sinne des Planherstellers verwendet werden.

Sämtliche Maße sind vom Ausführenden vor Ort verantwortlich zu prüfen; eventuelle Abweichungen sind dem Architekten unverzüglich zu melden!

	Änderung / Ergänzung	Gez.	Datum
k			
j			
i			
h			
g			
f	Änderung Bodenbelag Raum 12, Änderung Tür ...	MG	26.08.15
e	Änderung Aufteilung Kernbereich ...	MG	21.08.15
d	Angaben TV's Fläche E, Änderung Elektro ...	MG	12.08.15
c	Änderung Kernbereich Flügel Nord	MG	06.08.15
b	Ergänzung Angaben Elektro, Beleuchtung	MG	05.08.15
a	Änderung Raumaufteilung	MG	03.08.15

Anmerkungen/Legende

trivago GmbH
Bennigsen-Platz 1
40474 Düsseldorf

Deep Grey (5.OG)
Karl-Arnold-Platz 1a
40474 Düsseldorf

raum.atelier

Möblierungsplanung
5. Obergeschoss

Inrnerstrasse 1
40474 Düsseldorf
0211-24 63 236
info@raumatelier.de

Maßstab	Proj.-Nr.	Plan-Nr.
1:100 A0	2-15121	
Datum 29.07.15	Gez. MG	M.05f

Annex IV Rental Property Specifications Karl-Arnold-Platz 1a Page 1 of 9

Rental Property Specification trivago GmbH

Karl-Arnold-Platz 1a, 40474 Düsseldorf

As of: 27 August 2015

Property:	Deepgrey Offices
Karl-Arnold-Platz 1a
40474 Düsseldorf

Owner:	BF REAL I.S./DB Real Estate Immobilienverwaltung
Objekte Berlin, Düsseldorf, Essen KG
represented by
Real I.S. AG
Gesellschaft für Immobilien
Assetmanagement
Innere Wiener Straße 17
81667 Munich

Annex IV Rental Property Specifications Karl-Arnold-Platz 1a Page 2 of 9

1. Preface

Brief Description

The rental property is an existing property which will be partially reconstructed. Therefore, the following description represents partially the existing condition and partially the outstanding measures and are therefore subject to change. The rental unit of the Tenant on the 5th floor is not completed, partially set up as sample office and has to be developed for usage as operative office space on the whole. The Tenant will take over the sample office area basically in its current condition, also in relation to the existing installations, however the floor coverings of the office and hallway areas have to be replaced completely, some walls have to be changed to match the Tenants furnishing and the closed walls and supports have to be painted.

The basic data of the property and rental space are as follows:

Location	Düsseldorf Golzheim

Connections to	public transport next subways stop approx. 300m

Rental area 3rd floor to 5th floor	3 upper floors with approx. 8,400 m² rentable area

Rentable area Basement	2 basement levels with approx. 741 m² for storage and archive

Parking spaces	365 underground parking spaces in basement level 1 and 2 / 34 non-covered outside parking spaces

Centre-to-centre grid	façade grid measurements 1.20 m

Floor height	office rooms approx. 2.70 m clear height

Room depth (present)	approx. 7.60 m / approx. 4.00 m

Door communication	The main entrance to the building, the access to the staircase cores from the underground parking, the underground parking boomgate, and access to the rental areas is equipped with door communication systems (doorbell and intercom), e.g. product by Siedle or similar. Each rental unit will be equipped with a desktop speaker station, a connection to the telephone system of the Tenant optionally available.

Annex IV Rental Property Specifications Karl-Arnold-Platz 1a Page 3 of 9

Access control	Any building entrances, access to the staircases from the underground parking, the underground parking boomgate, and the access doors to the rental areas from the lift as well as from the staircases are equipped with digital access readers. The Tenant will in principle receive 250 access cards.

Letterbox system	A letterbox system will be installed at the main entrance. Each rental unit is allocated one letterbox with company name/logo.

2. Facades and Roofs

Façade	Windows with aluminium profiles and sun-protection glass, predominantly not openable, façade cladding with ashlar.

Glare Protection	Internal vertical blinds

Roof construction	Solid roofs with sealing

3. Development

Building access	Main entrance with vestibule construction and electric sliding doors with escape door function.

Foyer	Entrance hall with reception and access to the cafeteria and canteen area

Lift system	4 passenger lifts with stops from Basement level 2 to 5th floor – the lift (cabins and control) will be modernised by the Landlord.

Staircases	4 escape staircases

Annex IV Rental Property Specifications Karl-Arnold-Platz 1a Page 4 of 9

4. Rental areas

Access doors to the rental areas from the lift lobbies

Glazed tubular frame doors, single- or two wing, prepared for the installation of an electric door opening system, fittings: stainless steel

The access doors to the rental area will be equipped with a digital access control and door communication system, e.g. product by Siedle or similar

All fire protection doors within the rental area as well as to the lift lobby will be equipped with an automated system to keep the doors open. The passage width of the existing doors is as is, all doors newly installed will be with the passage width according to layout plan Annex III.

Floor structure	Screed with floor channels in the office area, floor areas partially with double floors

Sanitary areas	Tiled floor and wall tiles in the area of the sanitary facilities, toilet partition walls from plastic-coated partition wall system elements, access doors coated wooden doors.

Tea kitchens	Each floor will be equipped with water and sewage connection for two tea kitchens. The positioning of the connections will be specified by the Tenant, the Landlord will consider feasibility. Tea kitchens shall be located as close as possible to the core area.

Floors lift lobbies

Carpet, suitable for office chairs with rolls, chained carpet skirtings on all wall and support areas with corresponding skirtings, material price up to €40.00/m² including laying.

The areas as indicated in layout plan Annex III will be fitted with vinyl flooring product by Amtico “Spacia”.

Non-load-bearing walls	Drywall partition wall system, double planked on both

Annex IV Rental Property Specifications Karl-Arnold-Platz 1a Page 5 of 9

sides with plasterboard, surfaces smoothly filled (at least Q2) and painted (standard paint: white – colour RAL 9003) – noise protection R’w ≥ 42 dB when installed.

The room partitions as glass walls indicated in layout plan Annex III (except for the area of the former sample office in the area of axes 5-10/C-I) will be installed as glass partition walls with R’w ≥ 37 dB (when installed) against a surcharge of €35,000.00, fully glazed doors with metal frames with bottom seal rails.

The aforementioned surcharge will be charged separately to the Tenant by the Landlord.

In drywall constructions, the accordingly identified doors will be installed as fully-glazed doors in metal frames with bottom seal rails. All other doors will be installed as plastic- coated wood composite doors, colour similar to RAK 9003, in metal frames.

Ceilings	Suspended metal grid ceilings, clear height approx. 2.70 m, integrated lighting as well is integrated heating/cooling systems. The ceilings have acoustic efficiency. All ceiling plates will be completely replaced (except for the area of the former sample office in the area of axes 5-10/C-I). Should further room acoustic measures be necessary because of the chosen room geometry, these will be the responsibility of the Tenant. The existing suspended metal grid ceiling in the sample office will remain. The cost savings to the amount of €55,000.00 will be provided from the Landlord to the Tenant’s development cost assumption.

Illumination	Basic lighting of the areas is provided by the existing louvre luminaire integrated into the grid ceiling. Illumination of the hallways by downlights. Illumination intensity in the workspace areas generally at least 500 lx, in special areas using additional floor lamps if necessary. The illumination is controlled zone-by-zone. The zones will be distributed in consultation between Tenant and Landlord.

Annex IV Rental Property Specifications Karl-Arnold-Platz 1a Page 6 of 9

Water supply	Drinking water and water for fire extinguishing from the public network

Rain water	Rain water disposal into the public network

Waste water	Waste water disposal into the public network

Hot water supply	WC areas and tea kitchens decentralized through electric instantaneous water heater

Water metering	Per utilisation unit through rent meter

6. Heat supply systems
Heat generation/ Heat distribution	Heating centre with connection to district heating, basic temperature control over the central ventilation system, individual temperature control within the control range through ceiling integrated systems

Standard winter temperature
	Main usable space	21° C
	Ancillary space	21° C
	Circulation areas outside the rental space	15° C
	WCs	20° C

Consumption estimation	Per utilisation unit through rent meter
7. Ventilation systems
Ventilation and basic cooling	Mechanical ventilation with an air exchange of approx. 2 per hour in all areas, with standard temperature control in summer through the central ventilation system, individual temperature control within the control range through ceiling integrated systems. The temperature is controlled zone-by-zone. The zones will be distributed in consultation between Tenant and Landlord. The overall cooling performance in the office areas from ventilation and ceiling integrated systems is approx. 50 W/m². Due to increased occupancy rate and the resulting increase of the airflow rate in particular for the meeting areas makes it necessary

Annex IV Rental Property Specifications Karl-Arnold-Platz 1a Page 7 of 9

to supply the large meeting room in the south wing with a further ventilation system. The Tenant shall bear the additional costs of approx. €29,250.00 net. The aforementioned surcharge will be charged separately to the Tenant by the Landlord.

Server cooling system	The installation of a cooling system for the server room is the responsibility of the Tenant. The Landlord provides a connection to the cold water network in the ceiling cavity in the WC core area, to which the cooling system for the server room may be connected by the Tenant. It is the responsibility of the Tenant to ensure the operation and maintenance (maintenance, repairs) of all devices and systems installed in the rental object by the Tenant.
8. Electrical installations
General	Installation according to VDE-guideline and the current DIN regulations.

The electrical installations as identified in layout plan Annex III as well as special luminaires, loudspeaker, cameras, beamer etc. are not provided by the Landlord unless otherwise described below. The supply line for IT and/or electrical for the aforementioned electrical systems is provided by the Landlord and identified accordingly in Annex III or described in the comments.

Electric distribution	Electric sub-distribution per rental unit, electric distribution in the office areas in double floors and floor channels, respectively, with outlets in floor tanks. Electric distribution in meeting rooms and think tanks may also be provided through the walls, positioning according to layout plan Annex III. Power sockets for cleaning are provided in the hallways.

Meter positions	Centrally, billing of the relevant rental areas directly with the energy supply companies; billing of common-are electricity with the utilities allocation

Annex IV Rental Property Specifications Karl-Arnold-Platz 1a Page 8 of 9

Floor tanks	Power:
Per floor tank generally 6x 230V for IT and 2x 230V normal (2,000 W power per floor tank)

IT:
Per floor tank generally 4 R45 data connections

The IT wiring in meeting rooms and think tanks may be provided through the walls. Equipped with at least 2 RJ45 data connections

The number positioning, and equipping of the floor tanks according to the layout plan Annex III.

Switches	Switches as surface switches, e.g. products by Jung or equivalent

Telecommunication	Each rental unit is equipped with a telephone line which is running from the house connection to the distributor.

Network wiring	Structure CAT 6 IT network

The existing data network will be provided for usage to the Tenant. Upon transfer of the rental property, the functionality and performance of the network will be documented in measuring reports. Beyond that, the Tenant is responsible for the maintenance of the functionality of the network. The IT wiring will be installed by the Landlord und customized according to layout plan Annex III. The Landlord does not assume any warranty and/or liability.

A distributor room is located in each rental unit in the area of the staircase cores.

Mobile communications & WiFi	It is the Tenant’s responsibility to verify signal strength and reception suitability of the provider of mobile phones and mobile networks, respectively, as well as WLAN reception.

9. Miscellaneous	In case individual qualities have to be sampled e.g. the floor coverings, the Landlord will provide relevant samples to the Tenant to choose from at an early stage. Should the Tenant have alternative suggestions, the Landlord endeavours to take those into consideration and to have his subcontractors price those.

Annex IV Rental Property Specifications Karl-Arnold-Platz 1a Page 9 of 9

Any remaining paintwork by the Landlord in white color of walls, supports, and door frames will generally be executed in RAL 9003